Exhibit 23.8

CONSENT OF JOHN A. WELLS, B.SC (HONS), MBA, MCIMM, FSAIMM

The undersigned does hereby consent to the incorporation by reference in this Annual Report on Form 40-F of Pan American Silver Corp., which is being filed with the United States Securities and Exchange Commission, of references to and summaries of the technical report entitled “Pan American Silver Corp.: Navidad Project, Chubut Province, Argentina” dated February 4, 2010 (the “Technical Report”) included in the Annual Information Form of Pan American Silver Corp. for the year ended December 31, 2009 (the “AIF”).

The undersigned does hereby confirm that he has read the AIF and the AIF fairly and accurately represents the Technical Report, and the AIF does not materially misrepresent, by omission or otherwise, any part of the Technical Report.

The undersigned does also hereby consent to the incorporation by reference in the Registration Statements on Form F-10 (No. 333-156707 and No. 333-164752) and on Form S-8 (No. 333-149580) of Pan American Silver Corp. of the Technical Report.

Dated this 31st day of March, 2010.

/s/ John A. Wells
John A. Wells, B.Sc (Hons), MBA, MCIMM, FSAIMM